Exhibit 99.3

FOR IMMEDIATE RELEASE

For more information, contact:

Stephanie Johnston

O-I Corporate Communications

(567) 336-7199

stephanie.johnston@o-i.com

Update on O-I Operations in Venezuela

PERRYSBURG, Ohio (October 26, 2010) — Owens-Illinois, Inc. (NYSE: OI), the world’s largest maker of glass packaging, learned last night of the Chavez administration’s intention to expropriate O-I’s operations in Venezuela. The company was surprised to learn of this decision.

“As of this morning, we have not heard directly from the government,” said Al Stroucken, O-I Chairman and CEO. “We learned the news as many others did, through television reports. We’re prepared to work with government officials to better understand the situation. In the meantime, we’re focused on continuing safe operations in the interests of our people and our customers.”

O-I has been supplying glass food and beverage containers to meet the needs of the Venezuelan people for more than 50 years. The company’s two plants, located in Los Guayos and Valera, employ more than 1000 people and represent less than 5 percent of our global segment operating profit.

Production at both plants continues uninterrupted at this time, and the company remains committed to complying with all laws and regulations. The company is monitoring the emerging situation and will provide updates as appropriate.

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About O-I

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable

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glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs more than 22,000 people with 78 plants in 22 countries. In 2009, net sales were $7.1 billion. For more information, visit www.o-i.com.